                                 EXHIBIT 11.2

                                CONSILIUM, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)


                                             Nine Months Ended
                                                 July 31,
                                           ---------------------
                                             1996          1995
                                           -------       -------
Primary and fully diluted
   earnings per share:

Weighted average number of
   shares outstanding                         7,773        7,526
Weighted average number of shares
   computed using the treasury
   stock method (1)                            --            281
                                            -------       ------
Weighted average number of shares
   outstanding, as adjusted                   7,773        7,807
                                            =======       ======

Net income (loss)                           $(2,587)      $  479
                                            =======       ======

Net income (loss) per share                 $ (0.33)      $ 0.06
                                            =======       ======

(1) Stock options have not been included in calculation of loss per share for 1996 as their effect would be anti-dilutive.

Note: There is no material difference in the calculation of primary and fully diluted income per share.